NORTHERN FUNDS

FORM N-SAR

File No. 811-08236

Semi- Annual Period Ended September 30, 2016

Exhibits

EX-99.77D: Policies with respect to security investments.

(g)(1) Effective June 17, 2016, the investment objective and strategies of the Active M Emerging Markets Equity Fund were amended and restated as follows:

PRINCIPAL INVESTMENT STRATEGIES

In seeking long-term capital appreciation, the Fund will invest, under normal circumstances, at least 80% of its net assets in equity securities of issuers domiciled in emerging and frontier markets. Emerging and frontier markets are defined as those markets included in the MSCI Emerging Markets® Index and MSCI Frontier Markets® Index. As of May 29, 2015, the indices included the following markets: Argentina, Bahrain, Bangladesh, Brazil, Bulgaria, Chile, China, Colombia, Croatia, Czech Republic, Egypt, Estonia, Greece, Hungary, India, Indonesia, Jordan, Kazakhstan, Kenya, Korea, Kuwait, Lebanon, Lithuania, Malaysia, Mauritius, Mexico, Morocco, Nigeria, Oman, Pakistan, Peru, the Philippines, Poland, Qatar, Romania, Russia, Serbia, Slovenia, South Africa, Sri Lanka, Taiwan, Thailand, Tunisia, Turkey, Ukraine, the United Arab Emirates and Vietnam. These countries are subject to change with changes in the indices. The Fund’s sub-advisers may also consider emerging and frontier markets as classified by the World Bank, International Finance Corporation or the United Nations and other similar agencies. The Fund may invest in companies of any size located in a number of countries throughout the world.

The Fund utilizes a “multi-manager” approach whereby the Fund’s assets are allocated to one or more sub-advisers, in percentages determined at the discretion of the Fund’s investment adviser. Each sub-adviser acts independently from the others and utilizes its own distinct investment style in selecting securities. However, each sub-adviser must operate within the constraints of the Fund’s investment objective, strategies and restrictions.

When determining the allocations and reallocations to sub-advisers, the Fund’s investment adviser will consider a variety of factors, including but not limited to the sub-adviser’s style, historical performance, and the characteristics of each sub-adviser’s allocated assets (including capitalization, growth and profitability measures, valuation metrics, economic sector exposures, and earnings and volatility statistics). The Fund’s investment adviser seeks, through its selection of sub-advisers and its allocation determinations, to reduce portfolio volatility and provide an attractive combination of risk and return for the Fund.

The sub-advisers may engage in active trading, and will not consider portfolio turnover a limiting factor in making decisions for the Fund.

Morgan Stanley Capital International, Inc. (“MSCI”) does not endorse any of the securities in the MSCI Emerging Markets Index or MSCI Frontier Markets Index. It is not a sponsor of the Active M Emerging Markets

(g)(2) Effective June 17, 2016, the investment objective and strategies of the Active M International Equity Fund were amended and restated as follows:

PRINCIPAL INVESTMENT STRATEGIES

In seeking long-term capital appreciation, the Fund will invest, under normal circumstances, at least 80% of its net assets in equity securities of issuers domiciled outside the U.S. The Fund may invest in companies of any size located in a number of countries throughout the world but primarily in the world’s developed capital markets. The Fund may invest up to 40% of its net assets in issuers domiciled in emerging markets.

The Fund utilizes a “multi-manager” approach whereby the Fund’s assets are allocated to one or more sub-advisers, in percentages determined at the discretion of the Fund’s investment adviser. Each sub-adviser acts independently from the others and utilizes its own distinct investment style in selecting securities. However, each sub-adviser must operate within the constraints of the Fund’s investment objective, strategies and restrictions.

When determining the allocations and reallocations to sub-advisers, the Fund’s investment adviser will consider a variety of factors, including but not limited to the sub-adviser’s style, historical performance, and the characteristics of each sub-adviser’s allocated assets (including capitalization, growth and profitability measures, valuation metrics, economic sector exposures, and earnings and volatility statistics). The Fund’s investment adviser seeks, through its selection of sub-advisers and its allocation determinations, to reduce portfolio volatility and provide an attractive combination of risk and return for the Fund.